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                                                                      Exhibit 99


                             FOR IMMEDIATE RELEASE
                             ---------------------





LOCKHEED MARTIN 1996 EARNINGS CLIMB
TO $5.40 PER SHARE EXCLUDING NON-RECURRING ITEMS;
$6.04 PER SHARE INCLUDING NON-RECURRING ITEMS



BETHESDA, Maryland, January 21 -- Lockheed Martin (NYSE:LMT) today said that its earnings per share for fourth-quarter 1996 increased 7% to $1.47, excluding non-recurring gains and charges, compared to $1.38 per share in the same 1995 period. Including non-recurring, after-tax net gains of $142 million, 1996 fourth-quarter earnings were reported at $2.11 per share.

For the entire year, earnings increased 8% to $5.40 per share, excluding non-recurring items, compared to 1995 earnings, excluding charges relating to the Lockheed-Martin Marietta merger, of $5.01 per share. Reported earnings in 1996 were $6.04, versus $3.05 in 1995, including non-recurring items in both years. All earnings are reported on a fully diluted share basis.

Fourth-quarter 1996 sales reached $7.7 billion, a 27% climb over fourth-quarter 1995 revenues of $6.1 billion. For 1996, sales reached $26.9 billion, an 18% increase over 1995 revenues of $22.9 billion. Sales increases for the fourth quarter and year 1996 are primarily attributable to Lockheed Martin's strategic combination with the defense electronics and system integration businesses of Loral Corporation, which was completed in April 1996.


The Corporation's backlog at year end was $50 billion, up from $41 billion at the end of 1995. After investing in consolidation actions, the Corporation still generated free cash flow of nearly $1 billion during the year. At year end, employment stood at approximately 190,000, up from some 160,000 at the end of 1995.

"1996 was a watershed year for our Corporation. Through our proactive role in the consolidation of the U.S. aerospace and defense industries, most recently involving our strategic combination with Loral, we have built a world-class, diversified technology enterprise that continues to create shareholder value and new opportunities for our employees," said Norman R. Augustine, Lockheed Martin's chairman and chief executive officer.

Augustine pointed to what he termed "an unprecedented" series of critical contract wins (see attachment), along with strong financial performance and significant savings achieved through consolidation initiatives, as defining moments in the history of the Corporation.

"The accomplishments during the past 12 months of the 190,000 men and women who are Lockheed Martin will fuel continued success for many years to come. Our 1996 performance validated our strategy of acting early in order to have our choice of partners at reasonable valuations. By strategically combining with well-managed premier companies with leading technologies, and then consolidating our operations to lower costs and improve efficiency, we have been able to expand profit margins, increase the generation of cash, reduce debt, win an extraordinary level of new business, and better serve our customers," Augustine said.
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Augustine noted that Lockheed Martin's consolidation plans are well under way and the Corporation is on track to achieve its goal of $2.6 billion in annual steady state savings that is anticipated to enhance competitiveness and profitability and reduce costs to customers.

Non-recurring items in fourth-quarter 1996 included a pre-tax gain of $365 million, which increased net earnings by $351 million, or $1.58 per share assuming full dilution, resulting from divestitures (principally the tax-free distribution of shares of Martin Marietta Materials common stock held by the Corporation in exchange for 7.9 million shares of Lockheed Martin common stock). The gain was substantially offset by pre-tax charges of $325 million, which decreased net earnings by $209 million, or $0.94 per share assuming full dilution. Approximately one-half of the charges reflect a more conservative strategy on the part of the Corporation toward its environmental remediation business with regard to current business conditions, existing contractual issues on a Department of Energy program, and the Corporation's pursuit of future environmental opportunities. The remaining charges result from a number of other corporate actions to improve efficiencies, increase competitiveness and focus on core businesses. These actions are not related to the $690-million pre-tax charge taken in 1995 to reflect the Lockheed-Martin Marietta merger. The impact of the non-recurring items was an increase in 1996 net earnings of $142 million, or $0.64 per share assuming full dilution.

Headquartered in Bethesda, Maryland, Lockheed Martin is a highly diversified global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology products and services. The Corporation conducts its business through six major sectors: Aeronautics, C/3/I & Systems Integration, Electronics, Energy & Environment, Information & Services, and Space & Strategic Missiles.


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